EXHIBIT 12.0

(PAGE 1 0F 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except ratios)

	FOR THE NINE MONTHS ENDED				FOR THE YEARS ENDED DECEMBER 31, (a)
	Sept. 30, 2003		Sept. 30, 2002		2002		2001		2000		1999		1998
	(Unaudited)
EARNINGS AVAILABLE FOR FIXED CHARGES:
Income from continuing operations before income taxes and cumulative effect of changes in accounting principles	$446,905		$366,349		$621,497		$430,010		$225,424		$170,164		$459,446
Less (plus) minority interest and undistributed income (loss) of less-than-majority-owned affiliates, net	(2)		257		126		170		440		145		(165)
Add:
Interest expense	56,847		85,268		113,897		155,132		152,979		131,609		110,833
Appropriate portion of rents(b)	12,372		13,432		16,615		14,923		14,748		11,974		16,262

Earnings available for fixed charges	$516,122		$465,306		$752,135		$600,235		$393,591		$313,892		$586,376

FIXED CHARGES:
Interest expense	$56,847		$85,268		$113,897		$155,132		$152,979		$131,609		$110,833
Capitalized interest	—		49		43		6		507		527		993
Appropriate portion of rents(b)	12,372		13,432		16,615		14,923		14,748		11,974		16,262

Fixed charges	$69,219		$98,749		$130,555		$170,061		$168,234		$144,110		$128,088

Ratio of earnings to fixed charges	7.46	X	4.71	X	5.76	X	3.53	X	2.34	X	2.18	X	4.58	X

(a)	Although Mattel merged with The Learning Company, Inc. (“Learning Company”) in May 1999, the results of operations of Learning Company have not been included in this calculation since the Consumer Software segment was reported as a discontinued operation effective March 31, 2000.

(b)	Portion of rental expenses which is deemed representative of an interest factor, not to exceed one-third of total rental expense.

EXHIBIT 12.0

(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

	FOR THE NINE MONTHS ENDED				FOR THE YEARS ENDED DECEMBER 31, (a)
	Sept. 30,		Sept. 30,
	2003		2002		2002		2001		2000		1999		1998
	(Unaudited)
EARNINGS AVAILABLE FOR FIXED CHARGES:
Income from continuing operations before income taxes and cumulative effect of changes in accounting principles	$446,905		$366,349		$621,497		$430,010		$225,424		$170,164		$459,446
Less (plus) minority interest and undistributed income (loss) of less-than-majority-owned affiliates, net	(2)		257		126		170		440		145		(165)
Add:
Interest expense	56,847		85,268		113,897		155,132		152,979		131,609		110,833
Appropriate portion of rents (b)	12,372		13,432		16,615		14,923		14,748		11,974		16,262

Earnings available for fixed charges	$516,122		$465,306		$752,135		$600,235		$393,591		$313,892		$586,376

FIXED CHARGES:
Interest expense	$56,847		$85,268		$113,897		$155,132		$152,979		$131,609		$110,833
Capitalized interest	—		49		43		6		507		527		993
Dividends—Series C preferred stock	—		—		—		—		—		3,980		7,960
Appropriate portion of rents (b)	12,372		13,432		16,615		14,923		14,748		11,974		16,262

Fixed charges	$69,219		$98,749		$130,555		$170,061		$168,234		$148,090		$136,048

Ratio of earnings to combined fixed charges and preferred stock dividends	7.46	X	4.71	X	5.76	X	3.53	X	2.34	X	2.12	X	4.31	X

(a)	Although Mattel merged with Learning Company in May 1999, the results of operations of Learning Company have not been included in this calculation since the Consumer Software segment was reported as a discontinued operation effective March 31, 2000.

(b)	Portion of rental expenses which is deemed representative of an interest factor, not to exceed one-third of total rental expense.